Exhibit 2.2

SUPPLEMENT TO THE ASSET PURCHASE AGREEMENT

Supplement to Asset Purchase Agreement dated as of July 31, 2023 (this “Supplement”) between Thunder Bay Pulp and Paper Inc. (the “Purchaser”) and Resolute FP Canada Inc. (the “Seller”).

RECITALS:

(a)
The Parties have entered into that certain Asset Purchase Agreement dated May 26, 2023 (the “Purchase Agreement”); and
(b)
The Parties wish to supplement certain provisions of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants, agreements, representations and warranties of the Parties contained herein and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties hereby agree as follows:

Article 1

INTERPRETATION
1.1
Defined Terms.

Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement. As used in this Supplement, the following terms have the following meanings:

(1)
“Account” has the meaning ascribed to such term in the Transition Services Agreement.
(2)
“Generation Facility” means the Thunder Bay Condensing Turbine Project with an installed capacity of 68 MW located at 2001 Neebing Avenue, Thunder Bay, Ontario, included in the Purchased Assets.
(3)
“IESO” means the Independent Electricity System Operator.
(4)
“IESO LC” means that certain Letter of Credit No. SBGT739924 dated April 17, 2007, with IESO as the beneficiary and Abitibi-Consolidated Company of Canada (now known as the Seller) as the applicant, as amended from time to time, with the most recent amendment being Amendment No. AMD011 dated June 19, 2017.
(5)
“Initial Amount” has the meaning ascribed to such term in the Transition Services Agreement.
(6)
“Market Participation and Facility Registration” means completion of all steps required (i) to be authorized by the IESO as a Market Participant as contemplated by Chapter 2 of the Market Rules (including as a load/consumer, generator and as a capacity auction participant and/or capacity market participant, as necessary), and (ii) to transfer the registration of the Generation Facility (and, to the extent required by the IESO, the load facility associated with Mill to the Purchaser) as contemplated by Section 2.5 of Chapter 7 of the Market Rules.
(7)
“Market Participant” has the meaning set out in the Electricity Act, 1998 (Ontario).
(8)
“Market Rules” means the Market Rules for the Ontario Electricity Market made under the authority of the Electricity Act, 1998 (Ontario).
(9)
“Minimum Amount” has the meaning ascribed to such term in the Transition Services Agreement.
(10)
“Transition Services Agreement” means the transition services agreement to be entered into between the Purchaser and the Seller, on the Closing Date.

1.2
Certain Expressions.

Any reference in the Purchase Agreement to the Agreement and any reference in this Supplement to the Purchase Agreement shall be deemed to refer to the Purchase Agreement as supplemented herein and the words “Article”, “Section” or “Exhibit” as used in the Purchase Agreement or in this Supplement with reference to the Purchase Agreement, shall be deemed to refer to such Article of, Section of or Exhibit to the Purchase Agreement, as supplemented herein.

Article 2

Supplements
2.1
Market Participation and Facility Registration.

In furtherance and without limiting the application of the provision of Section 2.14(2) of the Purchase Agreement, with respect to the period from and as of the Closing until such time as (a) the Purchaser has fully and finally completed the Market Participation and Facility Registration, and (b) evidence of replacement of the IESO LC and unconditional and irrevocable release releasing the Seller and its Affiliates from the IESO LC have been delivered to the Seller, the Parties agree as follows:

(11)
the Purchaser shall (a) use all commercially reasonable efforts to fully and finally complete the Market Participation and Facility Registration process with the IESO as soon as practicable, (b) as soon as practicable following the Closing Date, post a replacement IESO LC with the IESO, and (c) following the Closing Date, use all commercially reasonable efforts to cause the IESO LC to be returned to the Seller as soon as practicable, and at the Purchaser’s sole cost and expense (with respect to any out-of-pocket costs and expenses reasonably incurred by the Seller);
(12)
the Purchaser shall comply with applicable Laws in respect of the participation of the Generation Facility and the load facility associated with the Mill in the IESO-administered markets, including, for greater certainty, the Market Rules, any Authorization issued by the IESO and any direction, order or instruction provided by the IESO, including any direction, order or instruction prohibiting the generation, sale or delivery of electricity;
(13)
the Purchaser will be responsible to pay, satisfy, discharge, assume, and perform all Obligations (including settlement costs) in respect of the participation of the Generation Facility and the load facility associated with the Mill in the IESO-administered markets from and after the Closing Date, and the Purchaser will reimburse the Seller to the extent that the Seller incurs costs in connection with such Obligations that the Purchaser has assumed ;
(14)
notwithstanding anything to the contrary in the Transition Services Agreement, the Seller shall have the full, unconditional and unrestricted right and authority to debit from the Account the amounts of any Damages suffered by, imposed upon or asserted against any of the Seller Indemnitees as a result of, in respect of, connect with or arising out of, under or pursuant to the obligations and agreements of the Purchaser under Section 2.14 of the Purchase Agreement, as supplemented herein, including any amount drawn at any time after the Closing Date under the IESO LC, it being understood that the obligations of the Purchaser with respect to the Account under the Transition Services Agreement shall survive the expiration or earlier termination of the Transition Services Agreement (if earlier) until such time as unconditional and irrevocable release releasing the Seller and its Affiliates from the IESO LC have been delivered to the Seller, provided however that the Initial Amount and Minimum Amount shall be reduced to the amount of the IESO LC;
(15)
the Purchaser and Seller shall promptly transmit to the other copies of all notices, claims, demands or other communications that each may receive and that relate in any way to the foregoing arrangements and keep the other fully informed of any material developments in respect of the Market Participation and Facility Registration and the replacement of the IESO LC. Without limiting the generality of the foregoing, the Purchaser shall, when received, promptly provide to the Seller evidence of replacement of the IESO LC and unconditional and irrevocable release releasing the Seller and its Affiliates from the IESO LC;
(16)
At the Purchaser’s sole cost and expense (with respect to any out-of-pocket costs and expenses reasonably incurred by the Seller). the Seller shall cooperate with the Purchaser and take all such actions and do or cause to be done all such things at the request of the Purchaser as shall reasonably be necessary and proper to assist the Purchaser in connection with the foregoing; and
(17)
For greater certainty, all of the other provisions, covenants and indemnities of Section 2.14(b) of the Purchase Agreement will apply to the foregoing arrangements and the Market Participation and Facility Registration and the IESO LC, mutatis mutandis, as if the Market Participation and Facility Registration were a Nominated Permit.
2.2
Certain Amendment.
(18)
Notwithstanding anything to the contrary in the Purchase Agreement (including Section 2.1), the Purchased Assets shall not include the property and assets described in Schedule A, which shall for all purposes of the Purchase Agreement constitute Excluded Assets.
Article 3

GENERAL
3.1
Successors and Assigns.
(19)
This Supplement becomes effective only when executed by all of the Parties. After that time, it shall be binding upon and enure to the benefit of each of the Parties and their respective successors and permitted assigns.
(20)
This Supplement is only assignable in conjunction with a permitted assignment of the Purchase Agreement made in accordance with Section 11.10 therein.
3.2
Governing Law.

This Supplement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in such province. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto in connection with any Legal Proceeding arising out of or relating to this Supplement and waives objection to the venue of any Legal Proceeding in such court or that such court provides an inconvenient forum.

3.3
Counterparts and Facsimile.

This Supplement may be executed in any number of counterparts (including counterparts by PDF) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

3.4
Amendments.

This Supplement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties.

3.5
Continued Effect of Purchase Agreement.

The Purchase Agreement, as supplemented by this Supplement, shall continue in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Supplement as of the date first written above.

THUNDER BAY PULP AND PAPER INC.
Per:
Name: Daniel Merriam
Title: Vice-President

RESOLUTE FP CANADA INC.
Per:
Name: Sylvain A. Girard
Title: Vice President and Chief Financial Officer

[Signature Page – Supplement to the Asset Purchase Agreement]